Exhibit 99.7

Execution Version

STOCK PURCHASE AGREEMENT

entered into as of

June 27, 2022

between

JOFFRE PALACE HOLDINGS LIMITED

AND

PLAYTIKA HOLDING UK II LIMITED

Section 11.08	Waiver of Jury Trial	35

Section 11.09	Counterparts; Effectiveness	35

Section 11.10	Entire Agreement	35

Section 11.11	Severability	35

Section 11.12	Payment	35

Section 11.13	Time is of the Essence	35

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is entered into as of June 27, 2022, by and between Joffre Palace Holdings Limited, a company formed under the laws of Cayman Islands or its designated affiliate (“Purchaser”) and Playtika Holding UK II Limited, a company formed under the laws of England and Wales (“Seller”). Purchaser and Seller are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns 212,204,935 issued and outstanding shares of common stock, US$0.01 par value per share, of the Company (“Shares”), which constitute approximately 51.46% of the total issued and outstanding Shares as of the date hereof.

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, 106,102,467 Shares, which constitute approximately 25.73% of the total issued and outstanding Shares (the “Sale Shares”) as of the date hereof, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the Parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange, joint venture or other business combination or sale transaction involving Seller, the Company or any of its significant Subsidiaries; (b) the issuance or acquisition of shares of capital stock or other equity of Seller or the Company or any of its significant Subsidiaries in connection with a transaction involving Seller or the Company or any of its significant Subsidiaries as a material component thereof; or (c) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of Seller or the Company.

“Affiliate” means:

(a)	with respect to a Person other than an individual, any other Person from time to time, directly or indirectly Controlling, Controlled by, or under common Control with, such person; and

(b)	with respect to an individual:

(i)	any other Person, directly or indirectly Controlled by that individual; and

(ii)

any Family Member of that individual and any other person directly or indirectly controlled by such Family Member, provided, however, solely for purposes of this Agreement, in no event shall any of the Group Companies be considered an Affiliate of Seller or Purchaser.

“Aggregate Consideration” means (a) the Pre-Closing Payment Amount, plus (b) the Closing Date Payment Amount, plus (c) the Deferred Amount.

“Ancillary Agreements” means the Seller Security Agreement, Escrow Agreement and such other agreements, instruments and other documents to be entered into in connection with the transactions contemplated hereby, and such agreements, instruments and documents designated in writing by the Parties as a “Transaction Document”.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Basket Amount” has the meaning set forth in Section 9.03(a).

“Board Appointment Date” means the date two (2) weeks after the Kick-Off Date, or such other date as may be agreed in writing among the Parties.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, the People’s Republic of China, Hong Kong SAR, the United Kingdom or Singapore are authorized or required by Applicable Law to close.

“Claim Dispute Notice” has the meaning set forth in Section 9.04(b).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” means the tenth (10th) Business Day following full satisfaction or due waiver of all of the Closing conditions set forth in Section 3.02.

“Closing Date Payment Amount” means US$773.57 million (a portion of which may be paid in the form of Distribution Amount for the period from the Pre-Closing Date to the Closing Date pursuant to Section 6.03(b)).

“Code” means the United States Internal Revenue Code of 1986.

“Company” means Playtika Holding Corp., a Delaware corporation with its common stock traded on the Nasdaq Global Select Market.

“Competition Laws” any legal requirement designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, license, instrument, lease or commitment, whether oral or written.

“Control” means, in relation to a Person:

(a)	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that Person;

(b)	having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that Person;

(a)	having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that Person, whether through the ownership of shares, by contract or otherwise; or

(b)	having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that Person are conducted in accordance with his, her or its wishes, and

(i)	the terms “Controlling” and “Controlled” shall be construed accordingly; and

(ii)	any two or more Persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other Person.

“Corporate Reorganization” means any transaction whereby all or any portion of Parent, its Subsidiaries or Purchaser’s undertaking, property and assets or shares of the Parent, its Subsidiaries or Purchaser become the property of any of the Parent’s, its Subsidiaries or Purchaser’s Affiliates or of any of its shareholders or equity holders, whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance, entity conversion, dissolution or other similar reorganization transaction under Purchaser’s jurisdiction of incorporation or otherwise; provided in each case that the ultimate beneficial owners of the Sale Shares immediately prior to such transaction continue to beneficially own, directly or indirectly, substantially all of the Sale Shares in substantially the same proportions vis-a-vis each other as such beneficial ownership immediately prior to such transaction.

“Damages” include any loss, damage, injury, liability, claim, settlement, judgment, award, fine, penalty, Tax, deficiency, fee (including reasonable external attorneys’ fees), charge, cost and expenses (including reasonable out-of-pocket costs of investigation, enforcing any right of indemnification hereunder and pursuing reimbursement or compensation from insurance providers), court costs or any expense of any nature (including any interest and penalties on any of the foregoing), whether foreseeable or unforeseeable, and including those incurred in the investigation, collection, prosecution or defense of all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises, and whether such matters arise out of contract, tort, violation of law or any other theory.

“Deferred Amount” means US$445.63 million.

“Distribution” means any dividend, redemption, capital reduction, buyback or distribution in cash or cash equivalents declared, paid, made or conducted by the Company.

“Distribution Amount” means the aggregate dollar amount of any Distribution declared, paid, made or conducted by the Company in respect of the Sale Shares.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Escrow Agreement” means the agreement in respect of the transactions to be consummated on the Pre-Closing Date (including the release of the Pre-Closing Payment Amount to Seller immediately upon the completion of the matters set forth in Section 2.04(c) without any further action or consent on the part of Purchaser) in form and substance reasonably acceptable to the Seller and Purchaser.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the FR Expiration Date, the Covenant Expiration Date or the General Expiration Date, as applicable.

“Exit Event Payment” has the meaning set forth in Section 7.02(f)(iii).

“Exit Event Proceeds Target” has the meaning set forth in Section 7.02(a)(i).

“Family Member” means, in relation to an individual, that individual’s spouse, parent, child, sibling, half-brother or half-sister; provided, however, to the extent any action, circumstance, agreement, arrangement or other matter of a Family Member is referenced in this Agreement, in such instance(s), Family Member shall also be deemed to include the spouse of the relevant individual’s child, sibling, half-brother or half-sister.

“Financing Arrangements” means any bona fide financing of Purchaser or its Affiliates, including documentation therefor as amended, restated or amended and restated from time to time, for the purposes of funding all or any portion of the Aggregate Consideration or the transactions contemplated by the Transaction Documents.

“Financing Source” means each finance provider that has committed to provide or otherwise entered into agreements in connection with any Financing Arrangements, together with each of such persons’ Affiliates and any current, former or future Representative of any of the foregoing or the heirs, executors, successors and assigns of any of the foregoing.

“First Outgoing Seller Director” has the meaning set forth in Section 2.02(b).

“First Purchaser Director” has the meaning set forth in Section 2.02(a).

“FR Expiration Date” has the meaning set forth in Section 9.01(a).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 9.01(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Expiration Date” has the meaning set forth in Section 9.01(a).

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal (including any arbitrator or arbitration panel)).

“Group Companies” means collectively the Company and its Subsidiaries.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 6.05(b).

“Indemnitees” mean the following Persons: (i) Purchaser; (ii) Purchaser’s current and future Affiliates, (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that neither Seller nor any Group Company shall be deemed to be an “Indemnitee”.

“IRS” means the United States Internal Revenue Service.

“Kick-Off Date” means June 26, 2022.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, hypothecation, encumbrance, security interest, title retention, deed of trust, option, lease, sublease, tenancy, occupancy, right of first refusal, right of first offer, easement, encroachment, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement or any other security agreement of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any occurrence, circumstance, condition, effect, event, change, development or state of facts (each an “Effect”) that (i) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, properties, liabilities, operations, condition (financial or otherwise) or operating results of all Group Companies, taken as a whole or except, in each case, to the extent that any such Effect results from: (A) changes in general economic conditions, (B) changes affecting the industry generally in which such Person operates, (C) changes in GAAP (or the interpretation thereof), (D) epidemics or pandemics (including COVID-19), (E) earthquakes, hurricanes, tornadoes, floods or other natural disasters, (F) hostilities, acts of war, sabotage or terrorism or military actions or any escalation, or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement, (G) any failure to meet financial projections, estimates or forecasts for any period, (H) the announcement, discovery or pendency of any of the transactions contemplated by the Transaction Documents (including Purchaser’s future plans for the Group Companies or their businesses) or (I) compliance with the terms of this Agreement or any action taken at the request or with the written consent of Purchaser; provided, however, that any Effect referred to in clauses (A) through (F) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Group Companies, taken as a whole, compared to other participants in the industries in which the Group Companies conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred); or (ii) has, or would reasonably be expected to have, a material adverse effect on the ability of Seller, in a timely manner, to perform its obligations or consummate the transactions contemplated by the Transaction Documents,

“Nasdaq” means NASDAQ Stock Market LLC.

“Nonparty Affiliates” has the meaning set forth in Section 11.05(b).

“Officer’s Claim Certificate” has the meaning set forth in Section 9.04.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Parent” means a company to be incorporated by Purchaser and which shall be the ultimate holding company of 100% of the equity securities of, and control, the entity or entities that legally own all of the Sale Shares (including HoldCo) from and after the Pre-Closing Date.

“Parent Shares” means 100% of the equity securities of the Parent on a fully diluted basis.

“Party” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) Liens for taxes not yet due or being contested in good faith, (b) Liens which do not detract from the value or interfere with any present or intended use of such property or assets, (c) with respect to the Shares, restrictions on transfer or sale under applicable securities laws, or (d) Liens created by this Agreement and/or any other Transaction Document or in connection with the transactions contemplated thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing” has the meaning set forth in Section 2.03(a).

“Pre-Closing Payment Amount” means US$1,008.95 million less any Distribution Amount (if any) for the period from the date hereof to the Pre-Closing Date, payable in accordance with Section 2.03.

“Pre-Closing Date” means the date falling thirty (30) days after the Kick-Off Date provided that such date may, with the consent of Seller (such consent not to be unreasonably withheld or delayed), be extended by an additional thirty (30) days beyond the initial thirty (30) day period.

“Prescribed Terms” has the meaning set forth in Section 7.01(b)(iv).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, charge, audit, examination or investigation of any nature commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Proposed Transferee” has the meaning set forth in Section 7.01(b).

“Purchaser Change of Control” means (i) the acquisition of equity securities of Purchaser by a Person, directly or indirectly, by means of any transaction or series of related transactions other than a transaction or series of transactions in which the holders of the voting securities of Purchaser outstanding immediately prior to such transactions continue to retain (either by such voting securities remaining outstanding, by such voting securities being converted into voting securities of the surviving entity or otherwise), directly or indirectly, more than fifty percent (50%) of the total voting power of Purchaser or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) acquisition of beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the voting securities of Purchaser by a person or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the beneficial owner of voting securities of Purchaser as of immediately prior to the Closing, or (iii) a sale, transfer or disposition, directly or indirectly, of all or substantially all, of the assets of Purchaser; provided that, in each case, any transactions required by the Financing Arrangements upon enforcement thereof or in respect of a Corporate Reorganization shall not be deemed a “Purchaser Change of Control”.

“Purchaser Directors” means the First Purchaser Director and the Second Purchaser Director.

“Purchaser Failure” has the meaning set forth in Section 10.03(a).

“Refund Event” has the meaning set forth in Section 2.01(d)(i).

“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, attorneys, accountants, advisors and other authorized representatives, in their capacity as such acting on behalf of such Person.

“Right of First Refusal” has the meaning set forth in Section 7.01(b).

“ROFR Exercise Notice” has the meaning set forth in Section 7.01(d).

“ROFR Exercise Period” has the meaning set forth in Section 7.01(d).

“Sale Shares” has the meaning set forth in the Recitals.

“SEC” means the Securities and Exchange Commission.

“Second Purchaser Director” has the meaning set forth in Section 2.06(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Related Parties” means Seller and its Affiliates.

“Seller SEC Documents” means all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case filed or furnished by or on behalf of Seller with the SEC.

Seller Security Agreement” means the security agreement in respect of a first ranking security over the Parent Shares to secure the Purchaser’s obligation to pay the Closing Date Payment Amount and Deferred Amount, in form and substance reasonably acceptable to the Seller.

“Shares” has the meaning set forth in the Recitals.

“Signing Payment Amount” means US$50,000,000 payable in accordance with Section 2.01.

“Signing Payment Date” means the date falling five (5) Business Days after the Kick-Off Date, or such other date as may be agreed in writing among the Parties.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, unclaimed property or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of a Group Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of transferee or successor liability, or being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.06.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transfer Notice” has the meaning set forth in Section 7.01(b).

“Transfer Price” has the meaning set forth in Section 7.01(b).

“Transfer Shares” has the meaning set forth in Section 7.01(b).

“US$” means United States dollars, the lawful currency of the United States of America.

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) A reference to “dollars” or “US$” are references to the lawful currency from time to time of the United States of America.

(j) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(k) A reference to any Contract shall be to such Contract as amended, supplemented, restated or superseded from time to time.

(l) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(m) When computing any time period in this Agreement, the following rules shall apply: (i) the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and (ii) any day that is not a Business Day shall be included in the calculation of the time period; however, if the day of the deadline or expiry of the time period falls on a day which is not a Business Day, the deadline or time period shall be extended to the next following Business Day.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 Signing and Signing Payment

(a) Pre-Funding of Signing Payment Amount. The Parties hereby acknowledge that, as of the date of this Agreement, an Affiliate of Purchaser has paid to an Affiliate of Seller US$15,000,000 (the “Pre-Funded Amount”) as partial pre-funding of the Signing Payment Amount.

(b) Payment of Remainder of Signing Payment Amount. On or prior to the Signing Payment Date, Purchaser shall pay the Signing Payment Amount less the Pre-Funded Amount to Seller.

(c) Purchaser Signing Payment Deliveries. On such date, Purchaser shall deliver, or cause to be delivered, to Seller an MT103 or a Federal Reference (or an equivalent irrevocable instruction) in respect of the payment of the Signing Payment Amount less the Pre-Funded Amount.

(d) Refund of Signing Payment Amount.

(i) The Signing Payment Amount actually received by Seller (including the Pre-Funded Amount, which Seller acknowledges receipt thereof) is refundable to Purchaser upon request solely following the occurrence of a Refund Event and shall be non-refundable under any other circumstances. Each of following circumstances shall constitute a “Refund Event”:

(A) the termination of this Agreement in accordance with Section 10.01(a);

(B) the termination of this Agreement by Purchaser (1) in accordance with Section 10.01(d), if a court of competent jurisdiction or other competent Governmental Authority in the People’s Republic of China shall have issued an order, injunction, judgment, decree, ruling, writ, assessment or arbitration award or taken any other action permanently restraining, enjoining or otherwise prohibiting Seller (but not Purchaser) from entering into the transactions contemplated hereby as a result of facts and circumstances solely attributable to Seller (but not Purchaser) or (2) in accordance with Section 10.01(e)(ii) as a result of a wilful and material breach by Seller of its covenants under this Agreement;

(C) a breach by any of the Seller Related Parties of Section 6.02 (Exclusive Dealings);

(D) a breach by Seller of Section 7.01 (Right of First Refusal);

(E) if the First Purchaser Director is not effectively appointed as a Director of the Board of Directors by the Board Appointment Date; or

(F) any act of fraud or willful misrepresentation by Seller or any of its Representatives.

(ii) In the event of the occurrence of a Refund Event, Seller shall, within five Business Days after its receipt of a request in writing from Purchaser, refund the Signing Payment Amount actually received to the account designated by Purchaser in writing by wire transfer in immediately available funds.

Section 2.02 Board Appointment.

(a) Recommendation of First Purchaser Director. Seller shall recommend to the board of directors of the Company or an appropriate committee thereof (the “Company Board”) for consideration the appointment of the individual designated by Purchaser in writing prior to the date hereof (the “First Purchaser Director”) to fill the vacancy to be created by the resignation of the First Outgoing Seller Director pursuant to Section 2.02(b). The Parties hereby acknowledge that, pursuant to the Company’s Amended and Restated Certificate of Incorporation in effect as of the Agreement Date, any vacancies on the Company Board resulting from death, resignation, disqualification, retirement, removal or other causes shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders.

(b) Resignation of Seller Director. Immediately upon the approval by the Company Board of the appointment of the First Purchaser Director to the Company Board, Seller shall cause one of the members of the Company Board associated with Seller or its Affiliate (the “First Outgoing Seller Director”) to resign from the Company Board.

(c) Resignation of Purchaser Director upon Termination. If this Agreement is terminated in accordance with Section 10.01, Purchaser shall immediately upon such termination cause all Purchaser Directors to resign from the Company Board.

Section 2.03 Pre-Closing.

(a) The consummation of certain of the transactions contemplated by this Agreement (the “Pre-Closing”) shall take place by remote communication, at 9am (Beijing time) on the Pre-Closing Date or such other date and time as may be mutually agreed between the Parties.

(b) At the Pre-Closing, subject to the terms of this Agreement, Purchaser shall pay to Seller the Pre-Closing Payment Amount, and Seller shall, upon receipt of the Pre-Closing Payment Amount, transfer to Purchaser the Sale Shares free and clear of all Liens. Seller shall, immediately upon receipt of the Pre-Closing Payment Amount, cause its applicable Affiliate to refund the Signing Payment Amount to Purchaser or a designee of Purchaser.

Section 2.04 Pre-Closing Deliveries.

(a) Seller Pre-Closing Deliveries. On the Pre-Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser or the escrow agent as set forth in the Escrow Agreement the following (each in form and substance reasonably acceptable to Purchaser, acting in good faith):

(i) the Ancillary Agreements, duly executed by Seller;

(ii) a certificate of a secretary or assistant secretary, or equivalent officer, of Seller certifying that (I) attached are true and complete copies of (A) its Organizational Documents, (B) the resolutions of the board of directors (or equivalent body) and shareholders of Seller authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, and the incumbency and signatures of Seller’s officers executing Transaction Documents; and (II) the conditions set forth in Section 3.01(a)(ii) have been fulfilled (or duly waived by Purchaser); and

(iii) a good standing certificate (or its equivalent) for Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Applicable Law in which Seller is organized or qualified.

(b) Purchaser Pre-Closing Deliveries. On the Pre-Closing Date and against compliance by Seller with the provisions of Section 2.04(a), Purchaser shall deliver, or cause to be delivered, to Seller (or the escrow agent as set forth in the Escrow Agreement):

(i) an MT103 or a Federal Reference (or an equivalent irrevocable instruction) in respect of the Pre-Closing Payment Amount;

(ii) the Seller Security Agreement, duly executed by Parent and all of the shareholders of Parent, and the Parent and such shareholders having provided the deliverables thereunder in accordance with the terms thereof;

(iii) the other Ancillary Agreements, duly executed by Purchaser;

(iv) a certificate of a secretary or assistant secretary, or equivalent officer, of Purchaser certifying that (I) attached are true and complete copies of (A) its Organizational Documents, (B) the resolutions of the board of directors (or equivalent body) and shareholders of Purchaser authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, and the incumbency and signatures of Purchaser’s officers executing Transaction Documents; and (II) the conditions set forth in Section 3.01(b)(iii) have been fulfilled (or duly waived by Seller); and

(v) a good standing certificate (or its equivalent) for Purchaser from the secretary of state or similar Governmental Authority of the jurisdiction under the Applicable Law in which Purchaser is organized or qualified.

(c) Seller Subsequent Deliveries. Upon delivery of the documents set forth in Section 2.04(b) and confirmation that the escrow agent as set forth in the Escrow Agreement has received the Pre-Closing Payment Amount, and prior to the release of the Pre-Closing Amount to Seller, any Seller shall deliver, or cause to be delivered, to Purchaser and, if applicable, the escrow agent as set forth in the Escrow Agreement, evidence of the transfer of the Sale Shares to Purchaser (or HoldCo, as applicable).

Section 2.05 Closing. The consummation of the remainder of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote communication, at 9am (Beijing time) on the Closing Date or such other date and time as may be mutually agreed between the Parties. At the Closing, subject to the terms of this Agreement, Purchaser shall pay to Seller the Closing Date Payment Amount.

Section 2.06 Closing Deliveries.

(a) Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) a copy of the written resignation delivered to the Company Board of one of the members of the Company Board associated with Seller or its Affiliate in his or her capacity as a director of the Company and each other Group Company (as applicable);

(ii) a copy of resolutions of the Company Board approving the appointment of an individual designed by Purchaser (the “Second Purchaser Director”) to the Company Board, in each case effective as of the Closing Date;

(iii) a certificate of a secretary or assistant secretary, or equivalent officer, of Seller certifying that the conditions set forth in Section 3.02(a)(ii) have been fulfilled; and

(iv) if applicable and required by Purchaser in connection with the transactions contemplated under the Transaction Documents, a certificate duly executed by the Company in compliance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), to the effect that the Company is not, and has not been during the applicable period, a United States real property holding corporation.

(b) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) an MT103 or a Federal Reference (or an equivalent irrevocable instruction) or other confirmation of satisfaction of payment (satisfactory to Seller) in respect of the Closing Date Payment Amount;

(ii) a certificate of a secretary or assistant secretary, or equivalent officer, of Purchaser certifying that attached are true and complete copies of the resolutions of the board of directors (or equivalent body) of Purchaser authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, and the incumbency and signatures of Purchaser’s officers executing the Transaction Documents; and

(iii) a certificate of a secretary or assistant secretary, or equivalent officer, of Seller certifying that the conditions set forth in Section 3.02(b)(ii) have been fulfilled.

Section 2.07 Withholding Rights. Purchaser, its Affiliates and their respective Representatives shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller, its Affiliates or any of their respective Representatives or any other Person pursuant to this Agreement or any other Transaction Documents such amounts are required to be deducted or withheld therefrom under the Code, or any Tax law, with respect to the making of such payment; provided that Purchaser, its Affiliates or their respective Representatives shall use its commercially reasonable efforts to discuss, negotiate and notify Seller, its Affiliates or any of their respective Representatives or any other Person about any possible withholding obligations required by the Code or any Tax law before the withholding amount shall be withheld and paid over to the applicable Tax Authority, to provide reasonably adequate time for Seller, its Affiliates or any of their respective Representatives or any other Person to obtain tax opinion from an acceptable counsel and prepare proper tax materials. To the extent that such amounts are so withheld and paid over to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made.

Section 2.08 Payment of Deferred Amount.

(a) Subject to the occurrence of the Pre-Closing and the Closing and to any set-off or retention in the Deferred Amount pursuant to Section 9.11, Purchaser shall deliver to Seller, an MT103 or a Federal Reference (or an equivalent irrevocable instruction) or other confirmation of satisfaction of payment (satisfactory to Seller) in respect of the the portion of the Deferred Amount specified below on or prior to the date specified in respect of such portion:

(i) fifty percent (50%) of the Deferred Amount (“Initial Deferred Amount”) on or prior to the date falling twelve (12) months after the Kick-Off Date; and

(ii) the balance fifty percent (50%) of the Deferred Amount (“Second Deferred Amount”) on or prior to the date falling eighteen (18) months after the Kick-Off Date.

Section 2.09 Interest. Any unpaid Pre-Closing Payment Amount, Closing Date Payment Amount and Deferred Amount, whether or not due, shall accrue interest from the Signing Date to the date of actual payment of such amounts to Seller respectively, in each case, at the rate of six percent (6%) per annum calculated on the basis of a year of 365 days and the actual number of days elapsed, and shall be paid by Purchaser to Seller on the date on which the Pre-Closing Payment Amount, Closing Date Payment Amount and Deferred Amount, as applicable, becomes payable pursuant to the terms hereof.

Section 2.10 Payment Cure Periods. Except for the Signing Payment Amount, all payments to be made to Seller under this Agreement shall be made within seven (7) days from the date such payments are expressed to be due hereunder.

ARTICLE 3.

CONDITIONS TO CLOSING

Section 3.01 Conditions to Pre-Closing.

(a) The obligations of Purchaser to consummate the transactions contemplated by Section 2.03 of this Agreement are subject to fulfilment to the satisfaction of Purchaser (or waiver by Purchaser in writing) of the following conditions as of the Pre-Closing Date:

(i) the First Purchaser Director shall have been appointed to the Company Board of Directors in accordance with Section 2.02;

(ii) the Parties shall have agreed upon the terms of the Escrow Agreement;

(iii) Seller shall have performed in all material respects all of the obligations that are required to be performed by it under each Transaction Document to which it is a party at or prior to the Pre-Closing;

(iv) no judgment, decree or judicial order shall have been entered by any court of competent jurisdiction or other competent Governmental Authority, which prevents the performance of any Transaction Document or the consummation of any of the material transactions contemplated thereby, declares unlawful the transactions contemplated by the Transaction Documents or causes such transactions to be rescinded; and

(v) there shall not have occurred after the date of this Agreement and prior to the appointment of the First Purchaser Director as a director of the Company any Material Adverse Effect.

(b) The obligations of Seller to consummate the transactions contemplated by Section 2.03 of this Agreement are subject to fulfilment to the satisfaction of Seller (or waiver by Seller in writing) of the following conditions as of the Pre-Closing Date:

(i) Seller has completed and obtained a favorable result from its due diligence in respect of Parent;

(ii) the Parties shall have agreed upon the terms of the Escrow Agreement;

(iii) Purchaser has provided security arrangements in connection with the pledge of the Sale Shares that is in the form and substance satisfactory to Seller (it being agreed that the proceeds of any Financing Arrangements that are secured by any Sale Shares shall first be applied towards payment of the Closing Date Payment Amount);

(iv) Purchaser shall have performed in all material respects all of the obligations that are required to be performed by it under each Transaction Document to which it is a party at or prior to the Pre-Closing; and

(v) no judgment, decree or judicial order shall have been entered by any court of competent jurisdiction or other competent Governmental Authority, which prevents the performance of any Transaction Document or the consummation of any of the material transactions contemplated thereby, declares unlawful the transactions contemplated by the Transaction Documents or causes such transactions to be rescinded.

Section 3.02 Conditions to Closing.

(a) The obligations of Purchaser to consummate the transactions contemplated by Section 2.05are subject to fulfilment to the satisfaction of Purchaser (or waiver by Purchaser in writing) of the following conditions as of the Closing Date:

(i) Pre-Closing having occurred;

(ii) Seller shall have performed in all material respects all of the obligations that are required to be performed by it under each Transaction Document to which it is a party at or prior to the Closing; and

(iii) no judgment, decree or judicial order shall have been entered by any court of competent jurisdiction or other competent Governmental Authority, which prevents the performance of any Transaction Document or the consummation of any of the material transactions contemplated thereby, declares unlawful the transactions contemplated by the Transaction Documents or causes such transactions to be rescinded.

(b) The obligations of Seller to consummate the transactions contemplated by Section 2.03 of this Agreement are subject to fulfilment to the satisfaction of Seller (or waiver by Seller in writing) of the following conditions as of the Closing Date:

(i) Pre-Closing having occurred;

(ii) Purchaser shall have performed in all material respects all of the obligations that are required to be performed by it under each Transaction Document to which it is a party at or prior to the Closing; and

(iii) no judgment, decree or judicial order shall have been entered by any court of competent jurisdiction or other competent Governmental Authority, which prevents the performance of any Transaction Document or the consummation of any of the material transactions contemplated thereby, declares unlawful the transactions contemplated by the Transaction Documents or causes such transactions to be rescinded.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Seller hereby represents and warrants to Purchaser, as of the date hereof, as of the Pre-Closing Date and as of the Closing Date, the following:

Section 4.01 Corporate Existence and Power. Seller is a company, duly formed, validly existing and in good standing under the laws of England and Wales.

Section 4.02 Authority. Seller has the right, power and authority to enter into and to perform its obligations under the Transaction Documents to which it is a party, and the execution, delivery and performance by Seller of the Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of Seller. Each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, filing with, notice to, or Consent of, any Governmental Authority, other than any filings required under Competition Laws (including the HSR Filing) and compliance with any applicable requirements of applicable U.S. state or federal securities laws.

Section 4.04 Non-contravention. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or violate any provision of the Organizational Documents of Seller, (b)(i) conflict with, or result in the breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, (ii) give rise to any termination, material amendment, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of a right or obligation of Seller under, or result in a loss of any benefit to which Seller is entitled under, or (iii) require any action in respect of, or notice or Consent under, any material Contract to which Seller is a party, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Sale Shares or any material property, assets or rights of Seller, or (c) assuming compliance with the matters referred to in Section 4.03, violate or result in a breach of or constitute a default under any Applicable Law to which Seller is subject, or to which any material property or asset of Seller is bound.

Section 4.05 Title to Shares; Private Offering. Seller (a) owns of record and beneficially, and has good and valid title to, the Sale Shares being transferred to Purchaser hereby, free and clear of any and all Liens and (b) has the absolute and unrestricted right, power and authority to sell and deliver such Sale Shares to Purchaser pursuant to the terms of this Agreement. There are no options, warrants, rights, convertible securities or other agreements or commitments (written or oral) obligating Seller with respect to such Sale Shares to transfer or sell, or cause the transfer or sale of, any such Sale Shares. Neither Seller nor anyone acting on Seller’s behalf has publicly offered the Sale Shares to, or solicited any offer to buy the Sale Shares from, any person, nor has any of them taken any action that would subject the transfer of the Sale Shares pursuant to the Transaction Documents to the registration requirements of the Securities Act or any applicable state securities laws.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof, as of the Pre-Closing Date and as of the Closing Date, the following:

Section 5.01 Corporate Existence and Power. Purchaser is a company, duly formed, validly existing and in good standing under the laws of the Cayman Islands.

Section 5.02 Authority. Purchaser has the right, power and authority to enter into and to perform its obligations under the Transaction Documents to which it is a party, and the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of Purchaser. Each of the Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, filing by it with, notice by it to, or Consent of, any Governmental Authority in respect of itself, other than any filings required under Competition Laws (including the HSR Filing), and compliance with any applicable requirements of applicable U.S. state or federal securities laws.

Section 5.04 Non-contravention. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or violate any provision of the Organizational Documents of Purchaser, (b) other than as disclosed to Seller prior to the date hereof (i) conflict with, or result in the breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, (ii) give rise to any termination, material amendment, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of a right or obligation of Purchaser under, or result in a loss of any benefit to which Purchaser is entitled under, or (iii) require any action in respect of, or notice or Consent under, any material Contract to which Purchaser is a party, or result in the creation of any Lien (other than a Permitted Lien) upon any material property, assets or rights of Purchaser, or (c) assuming compliance with the matters referred to in Section 5.03, violate or result in a breach of or constitute a default under any Applicable Law to which Purchaser is subject, or to which any material property or asset of Purchaser is bound.

Section 5.05 Purchase for Own Account. Purchaser is acquiring the Sale Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. Purchaser acknowledges that it can bear the economic risk of its investment in the Sale Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares.

Section 5.06 Compliance with Securities Laws. Purchaser understands that the transfer of the Sale Shares hereunder has not been registered under the Securities Act or any state securities laws and the Sale Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Purchaser represents that it is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act. Purchaser understands that any certificate representing Sale Shares will bear, such legend as the Company may reasonably determine is required under applicable law.

Section 5.07 Ownership of Shares. Except for the Sale Shares and with respect to this Agreement, none of Purchaser or any of its Affiliates (a) beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) any Shares or any other equity securities of the Company, (b) is a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) any Shares or any other equity securities of the Company or (c) is a party to any Contract pursuant to which it will beneficially own, or become a member of such a “group” that beneficially owns, any Shares or any other equity securities of the Company.

Section 5.08 No Other Representation. Purchaser acknowledges and agrees that the representations and warranties contained in ARTICLE 4 constitute the sole and exclusive representations and warranties with respect to the subject matter hereof. Except for the representations and warranties contained in ARTICLE 4, Purchaser acknowledges and agrees that (i) none of Seller, any of the Group Companies, their respective Affiliates, or any Representative thereof, has made nor shall be deemed to have made, any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to Seller, the Group Companies, their respective stockholders, businesses or assets, or the execution and delivery of the Transaction Documents or the transactions contemplated thereby, as well as to the accuracy or completeness of any information, documents or materials regarding any of the foregoing furnished or made available to Purchaser, its Affiliates and their respective Representatives and (ii) Purchaser has not relied on any representation or warranty regarding such matters.

ARTICLE 6.

AGREEMENTS

Section 6.01 Confidentiality; Public Announcements.

(a) Except as expressly provided in Section 6.01(b) and Section 6.01(c), each Party undertakes that it shall, and shall procure that each of its Affiliates, respectively, shall, treat as confidential the provisions of the Transaction Documents, all information regarding any Group Company and all information it has received or obtained relating to the other Parties or any of its Affiliates as a result of negotiating or entering into the Transaction Documents. Each Party shall not, and shall cause its Affiliates, equity holders, directors, officers and employees not to, directly or indirectly, without the other Party’s consent, disclose to any third party (other than each other and their respective Representatives) any above-mentioned confidential or proprietary information. Notwithstanding anything herein to the contrary, the restrictions in this Section 6.01 shall in no circumstance impact or otherwise affect the ability of Purchaser to use any information related to the Group Companies following the Closing.

(b) Notwithstanding the remainder of this Section 6.01, a Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(i) is disclosed to that Party or to the Affiliates of such Party (including any funds or accounts managed by such Persons), or their respective members, partners, managers, Representatives or if this is reasonably required in connection with this Agreement; provided that such persons:

(A) need to know the information for the purposes of considering, evaluating, advising on or furthering the transactions contemplated by the Transaction Documents or any matters arising in connection with this Agreement or the other Transaction Documents;

(B) are informed of the confidential nature of the information; and

(C) have agreed with the disclosing party to maintain the confidentiality of any information disclosed to them on substantially the same terms as set out in this Section 6.01 (provided that the disclosing party shall remain liable for any breaches of such terms by such persons);

(ii) is required by law or any securities exchange, regulatory or governmental body;

(iii) was already in the lawful possession of that Party or its Representatives without breach of any obligation of confidentiality (as evidenced by written records);

(iv) comes into the public domain other than as a result of a breach by a Party of this Section 6.01;

(v) is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement, any Transaction Document or any other agreement entered into under or pursuant to this Agreement;

(vi) is made to a party to whom assignment is permitted under Section 11.05 on terms that such assignee undertakes to comply with the provisions of this Section 11.05 in respect of such information as if it were a party to this Agreement;

(vii) in the case of Purchaser, is disclosed to any bona fide Financing Source, including those proposing to enter into or having entered into Financing Arrangements, and, in each case, their respective Representatives, provided that such persons:

(A) need to know the information for the purposes of considering, evaluating, advising on or furthering the transactions contemplated by the Transaction Documents, including the Financing Arrangements, or any matters arising in connection with this Agreement or the other Transaction Documents;

(B) are informed of the confidential nature of the information; and

(C) have agreed with Purchaser to maintain the confidentiality of any information disclosed to them on substantially the same terms as set out in this Section 6.01 or are otherwise bound by obligations of confidentiality no less restrictive than those set out in this Section 6.01 by virtue of their profession (provided that Purchaser shall remain liable for any breaches of such terms by such persons); or

(viii) the information is independently developed after Closing.

provided that prior to disclosure or use of any information pursuant to Section 6.01(b)(ii), the Party concerned shall, where not prohibited by law, promptly notify the other Parties of such requirement with a view to providing those other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

(c) Each Party shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly, issue any press release or other public statement relating to the existence or terms of the Transaction Documents or the transactions contemplated thereby without the prior written approval of the other Parties, unless required by Applicable Law. Notwithstanding the foregoing, Seller may make any public disclosure and file any Seller SEC Document as Seller may reasonably determine to be required by the Exchange Act or the rules or regulations of any securities exchange without any such approval; provided that Seller shall use its commercially reasonable efforts to afford Purchaser the opportunity to review any Seller SEC Documents relating to this Agreement, any other Transaction Document or the transactions contemplated herein and therein, and Seller will consider in good faith any reasonable comments from Purchaser thereon, in each case, prior to their submission with the SEC.

Section 6.02 Exclusive Dealings. During the period from the date of this Agreement through the Pre-Closing or the earlier termination of this Agreement pursuant to Section 10.01 (“Exclusivity Period”), Seller shall not, and shall not authorize or permit any of its Affiliates or any of their Representatives to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or continue negotiations regarding an Acquisition Proposal; (ii) enter into or continue any discussions or negotiations with, or provide any confidential information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall promptly cease and cause to be terminated, and shall cause its Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably be expected to lead to, an Acquisition Proposal. If Seller receives any inquiry, indication of interest or request with respect to an Acquisition Proposal, Seller shall inform Purchaser of such inquiry, indication of interest or request for information as promptly as practicable, and in all cases, no later than two (2) Business Days after such inquiry, indication of interest or request for information is received.

Section 6.03 Participation in Distributions.

(a) Nothing herein shall restrict or prohibit any Seller Related Party from soliciting, initiating, negotiating, facilitating, entering into any agreement or other instrument with respect to, or consummating or participating in, any Distribution, whether in the form of stock buy-back, repurchase, tender offer or similar transaction (a “Company Buy-back”) or otherwise. If Seller receives any Distribution Amount for the period after the date hereof to the Pre-Closing Date in connection with a Distribution in the form of a Company Buy-Back, the number of Sale Shares shall be reduced by the number of Shares repurchased, tendered, or otherwise transferred in exchange for the Distribution Amount; provided that no adjustment shall be made to the Aggregate Consideration in connection with such reduction other than pursuant to the definition of Pre-Closing Payment Amount.

(b) If Purchaser receives any Distribution Amount for the period from the Pre-Closing Date to the Closing Date, Purchaser shall utilize such amount solely for the purpose of payment of the Closing Date Payment Amount.

Section 6.04 Notification. From the date hereof until the Closing Date, each of Purchaser and Seller will give prompt written notice to the other Party if such Party has knowledge of any material development causing a breach of any of the representations and warranties made by it in ARTICLE 4 or ARTICLE 5, as applicable, that would cause any of the conditions set forth in Section 3.01 or Section 3.02, as applicable, to not be satisfied.

Section 6.05 Registrations, Filings and Consents

(a) Subject to the Parties’ additional obligations under this Section 6.05, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents.

(b) The Parties shall duly file with the FTC and the Antitrust Division the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated hereby as promptly as possible, but in no later than the fifteenth (15th) Business Day following the date hereof. The HSR Filing shall be in compliance with the requirements of the HSR Act. Each Party shall cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its HSR Filings and, if requested, to promptly amend or furnish additional information thereunder.

(c) Each Party shall as promptly as practicable comply with any Applicable Law that is applicable to any of the transactions contemplated by the Transaction Documents and any other agreements or documents executed in connection therewith and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary, including, without limitation, the HSR Filing. The Parties shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing, subject to any restriction and/or prohibition under Applicable Law. The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by the Transaction Documents, subject to any restriction and/or prohibition under Applicable Law. The Parties shall bear their own costs and expenses incurred with respect to the preparation of their respective filings contemplated in Section 6.05(b).

ARTICLE 7.

OTHER COVENANTS OF THE PARTIES

Section 7.01 Right of First Refusal.

(a) From the date of this Agreement until the end of the Exclusivity Period, save for the transfer of the Sale Shares from Seller to Purchaser in accordance with Section 2.03(b) and save for transfers of Shares from Seller or any of its Affiliates in open market sales, or in connection with any Distribution, Seller shall not transfer or create Liens over (collectively, a “Transfer”) all or any part of the Shares then held by it or any of its Affiliates or otherwise sell, dispose of or deal with all or any part of its interest in such Shares unless and until the rights of pre-emption conferred by this Section 7.01 have been complied with.

(b) In the event that Seller proposes to Transfer any Shares it holds to any Person, Purchaser shall have a right of first refusal over such Shares proposed to be Transferred (“Right of First Refusal”), and Seller shall give to Purchaser notice in writing of such desire (a “Transfer Notice”), which notice shall specify:

(i) the number of Shares proposed to be Transferred (the “Transfer Shares”);

(ii) the number of Shares that Seller holds at such time;

(iii) the price fixed by Seller for the Transfer of each such Share or the aggregate amount of indebtedness proposed to be obtained by Seller over which a Lien is proposed to be created to secure (as the case may be) (the “Transfer Price”);

(iv) the other terms and conditions of such sale or indebtedness (as the case may be), if any (the “Prescribed Terms”); and

(v) the identity of the proposed transferee or lender (as the case may be) (the “Proposed Transferee”).

(c) A Transfer Notice shall constitute an offer by Seller for the sale of the Transfer Shares to Purchaser or for a debt to be obtained from Purchaser at the Transfer Price and on the Prescribed Terms (if any), and shall not be revocable.

(d) Purchaser shall be entitled to exercise its Right of First Refusal by giving notice in writing (the “ROFR Exercise Notice”) to Seller within 15 days of the date of the Transfer Notice (such period, the “ROFR Exercise Period”), and applying for all or any of the Transfer Shares (such shares applied for, the “Relevant Transfer Shares”).

(e) Upon receipt by Seller of a ROFR Exercise Notice validly issued by Purchaser within the ROFR Exercise Period, Seller shall be bound to Transfer the Relevant Transfer Shares to Purchaser at the Transfer Price and on the Prescribed Terms within 30 days of the date of the ROFR Exercise Notice, and Purchaser shall pay the Transfer Price to Seller in respect of the Relevant Transfer Shares, in each case in accordance with the payment and delivery terms specified in the Prescribed Terms.

(f) In the event there are any Transfer Shares over which Purchaser does not exercise its Right of First Refusal over, after compliance with the foregoing provisions of this Section 7.01 and such Transfer Shares do not constitute the Sale Shares (such remaining Shares which do not constitute the Sale Shares, the “Remaining Transfer Shares”), Seller shall be entitled to Transfer the Remaining Transfer Shares to the Proposed Transferee (and no other party) at any price (not being less than the Transfer Price) and on terms not more favourable to the Proposed Transferee than the Prescribed Terms (if any) within sixty (60) days after the expiration of the ROFR Exercise Period. If the Transfer of the Remaining Transfer Shares to the Proposed Transferee is not completed within such sixty (60) day period following the expiration of the ROFR Exercise Period, Seller shall be required to comply with the provisions of this Section 7.01 as if such Transfer were a new proposed Transfer for the purpose of this Section 7.01.

Section 7.02 Exit Event Payment.

(a) Upon the occurrence of an Exit Event and subject to this Section 7.02(a) and Section 7.02(b), Purchaser undertakes to pay Seller, or procure that Seller is paid, an amount equal to the Exit Event Payment, within five (5) Business Days of the closing of such Exit Event (or, with respect to any Contingent Exit Event Proceeds, with five (5) Business Days of receipt), with respect to, provided that:

(i) no Exit Event Payment shall be payable if the Exit Event Proceeds do not exceed US$2,228.15 million in aggregate (being US$21.00 per Sale Shares multiplied by the number of Sale Shares) (“Exit Event Proceeds Target”); and

(ii) the Exit Event Payment, shall not, in any case, exceed US$621.76 million in the aggregate (being US$5.86 per Sale Share multiplied by the number of Sale Shares).

(b) In the event any amount of Exit Event Proceeds are clawed back or adjusted down or used to satisfy indemnification obligations in accordance with the terms of the definitive documentation relating to the Exit Event (provided that such terms (including the duration of any indemnification obligation) are disclosed in writing to Seller at the time of payment of such Exit Event Proceeds (“Exit Terms”)), Purchaser shall be entitled to seek from Seller, a reimbursement or set off any proportionate amounts owed or owing to the Seller. Seller shall reimburse such amounts as soon as reasonably practicable and in any event no later than five (5) Business Days after such Exit Event Proceeds are due to be clawed back.

(c) Nothing in this Section 7.02 shall be deemed to limit or restrict the manner in which Purchaser may own and vote its shares in respect of the Group Companies and their business on and from the Closing or to impose any duties or obligations on Purchaser in favor of Seller with respect to the manner in which Purchaser may own and vote its shares in respect of the Group Companies and their business. Seller further acknowledges and agrees that Purchaser has no obligation to vote its shares in respect of the Group Companies or their business in any manner to achieve the Exit Event Proceeds Target upon an Exit Event. The only duties and obligations of Purchaser to Seller with respect to the Exit Event Payment and the Exit Event Proceeds Target are those express duties and obligations that are specifically set forth in this Section 7.02. Seller and Purchaser do not intend for there to be any statutory or implied duties or obligations of Purchaser to Seller with respect to achieving the Exit Event Proceeds Target, and Seller and Purchaser hereby expressly waive and disclaim any and all statutory and implied duties and obligations.

(d) Seller (i) agrees that Purchaser shall be free to deal with the Group Companies and their Business in any manner as Purchaser, in its sole discretion, shall decide, (ii) understands that any and all decisions made by Purchaser with respect to the Group Companies and their business (including decisions made against the advice of Seller) could have an adverse effect on the profitability of the Group Companies and, in turn, whether the Exit Event Proceeds Target is achieved upon an Exit Event and (iii) understands that Purchaser could make errors and mistakes with the Group Companies and their business (including errors or mistakes made against the advice of Seller) that could have an adverse effect on the profitability of the Group Companies and, in turn, whether the Exit Event Proceeds Target is achieved upon an Exit Event. Seller agrees, on behalf of itself and its Affiliates, that, absent any fraud or misrepresentation in respect of the Exit Terms, neither it, nor its Affiliates, will have, make or bring any claims, demands or Proceedings against Purchaser or any of its Affiliates (including the Group Companies) with respect to, nor will Purchaser be liable for, any reduction in the amount of the Exit Event Payment or, in the case where the Exit Event Proceeds Target is not met, the non-payment of the Exit Event Payment on the basis that the profitability of the Group Companies might or could have been improved or the Exit Event Proceeds Target might or could have otherwise been met had Purchaser or any of its Affiliates (including any Group Company) made other, different or better decisions with respect to the Group Companies and their business, or if certain errors or mistakes had not occurred or if Purchaser had followed the advice of Seller.

(e) In the event of any Corporate Reorganization where any Sale Shares are no longer held by Purchaser as a result of such transaction, or any transfer of any Sale Shares by Purchaser to any of its Affiliates, Purchaser shall cause the successor or transferee of such Sale Shares to enters into arrangements reasonably satisfactory to Seller under which such successor or transferee shall comply with Section 7.02 as if it were Purchaser.

(f) For the purpose of this Section 7.02:

(i) “Exit Event” means any of the following:

(A) a transfer by Purchaser or HoldCo of all or any portion of the Sale Shares, other than a transfer required by the Financing Arrangements upon enforcement thereof or in respect of a Corporate Reorganization;

(B) a liquidation, dissolution or winding up (whether voluntary or involuntary) of Parent and/or its Subsidiaries; or

(C) a Purchaser Change of Control.

(ii) “Exit Event Proceeds” means (A) the proceeds from the Exit Event attributable solely to the Exit Event, which are received by Purchaser or the holder of Purchaser’s shares minus (B) the Exit Event Transaction Expenses minus (C) Exit Event Transfer Taxes minus (D) a six percent (6%) annual cost of capital, provided that any amounts subject to escrow or subject to earn-out or other similar arrangement that provides for the contingent payment of consideration (“Contingent Exit Event Proceeds”) shall only constitute Exit Event Proceeds upon receipt by Purchaser or the holder of Purchaser’s shares.

(iii) “Exit Event Payment” means thirty percent (30%) of the Exit Event Proceeds.

(iv) “Exit Event Transaction Expenses” means all out-of-pocket costs and expenses (including legal fees, accounting fees and all finders, brokerage or investment banking fees, if any) incurred by Purchaser and/or its Affiliates in connection with the preparation (including due diligence), negotiation and execution of the transaction documents and the consummation of the transactions contemplated, in each case, in connection with the Exit Event.

(v) “Exit Event Transfer Taxes” means all transfer, withholding, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred by Purchaser and/or its Affiliates in connection with the Exit Event.

ARTICLE 8.

TAX MATTERS

Section 8.01 Cooperation on Tax Matters. Following the Closing Date, Purchaser and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax authority. Seller shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

Section 8.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by the Transaction Documents (“Transfer Taxes”) shall be paid in accordance by the Parties incurring such Transfer Taxes, and the Party incurring such Transfer Taxes shall prepare and timely file any Tax Return required to be filed in connection with any such Transfer Taxes.

ARTICLE 9.

INDEMNIFICATION

Section 9.01 Survival of Representations, Etc.

(a) The right to bring any claim for indemnification that is made pursuant to Section 9.02(a) and Section 9.02(c) shall survive the Closing indefinitely (the “FR Expiration Date”), and (ii) the right to bring any claim for indemnification that is made pursuant to Section 9.02(d) or Section 9.02(e) shall survive the Closing and expire 24 months after the Closing Date (the “General Expiration Date”). The right to bring any claim for indemnification that is made pursuant to Section 9.02(b) shall survive the Closing until 24 months after the date on which the relevant covenant or obligation is to be performed (the “Covenant Expiration Date”). Notwithstanding the foregoing, if at any time prior to the applicable Expiration Date, any Indemnitee delivers to Seller a written notice alleging a claim for recovery under Section 9.02, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) All representations and warranties made by Purchaser shall terminate and expire upon full payment by Purchaser of the Aggregate Consideration, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease.

(c) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(d) Notwithstanding anything herein to the contrary, it is the express intent of the Parties that if the applicable Expiration Date as contemplated by this Agreement for an item is shorter or longer than the statute of limitations that would otherwise have been applicable to such item then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Expiration Date contemplated herein or increased to the lengthened Expiration Date contemplated herein, as applicable.

Section 9.02 Indemnification. From and after the Closing, Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third-Party Claim) and which arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement;

(b) any breach of any covenant or obligation of Seller set forth in this Agreement;

(c) any fraud or wilful misrepresentation committed by any of Seller, any of its Affiliates and/or Representatives in connection with or relating to: (i) the negotiation, execution, delivery or performance of this Agreement or any other Transaction Document; (ii) the transactions contemplated by the Transaction Documents; or (iii) the due diligence investigation conducted by Purchaser, its Affiliates and their respective Representatives with respect to the transactions contemplated by the Transaction Documents, including any information regarding any of the foregoing that were provided or otherwise made available to Purchaser by any of Seller, any of its Affiliates and/or Representatives in connection with any of the transactions contemplated by the Transaction Documents;

(d) any Damages suffered or incurred by any Group Company prior to the Pre-Closing Date other than (A) those set forth or adequately accrued or provided for in the balance sheet of the Company included in the Form 10-Q filed by the Company with the SEC on May 10, 2022, (B) those incurred by the Company in connection with the transactions contemplated by the Transaction Documents; (C) and those that can be determined by the terms and conditions expressly set forth on the face of any Contract of the Company that have been made available to Purchaser or disclosed in any forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case filed or furnished by or on behalf of Seller or the Company with the SEC; and (D) those that have been disclosed in reasonable detail in any forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case filed or furnished by or on behalf of Seller or the Company with the SEC.

(e) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any Sale Shares, in each case, in their capacity as a holder or former holder of such Sale Shares to acquire such Sale Share (including any claims or threatened claims arising out of or in connection with the transactions contemplated hereby).

Section 9.03 Seller Liability Limitations.

(a) Seller shall not be required to make any indemnification payment pursuant to this ARTICLE 9 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject (including as a result of any such Damages of any Group Company, calculated in accordance with Section 9.10), exceeds an amount equal to US$100 million (the “Basket Amount”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Basket Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Damages (inclusive of the Basket Amount)). For purposes of both determining the amount of Damages attributable to any breach or inaccuracy of a representation or warranty, and determining any inaccuracy in, or breach of, any such representation or warranty for purposes of this Section 9.03 any and all materiality qualification, Material Adverse Effect qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty shall be disregarded. The representations and warranties in this Agreement and any other Transaction Document shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of a representation, warranty, covenant, or agreement by the other Party at any time, or the decision of a Party to complete the Closing.

(b) Notwithstanding the foregoing, the limitations set forth in Section 9.03(a) shall not apply to any claim for indemnification made pursuant to: (i) Section 9.02(a), (ii) Section 9.02(b) or (iii) Section 9.02(c).

(c) Absent fraud or willful misrepresentation committed by any of Seller, any of its Affiliates and/or Representatives in connection with any of the matters set forth in Section 9.03, the maximum liability of Seller hereunder shall be equal to the aggregate amount (net of applicable Taxes) of the Aggregate Consideration actually received and not refunded by Seller.

(d) All Damages under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such losses constituting a breach of more than one provision of this Agreement. In no event shall Seller be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on the trading price of the Shares or any type of multiple. For purposes of calculating the amount of Damages incurred by an Indemnitee for purposes of this Agreement, such amount shall be reduced by the amount of any insurance proceeds (net of any actual costs and expenses incurred in collecting such insurance proceeds and any increase in insurance premiums) received or realized by any Indemnitee, provided that there shall be no obligation on any Indemnitee to realize such proceeds. If such Indemnitee receives payment for its Damages after Seller has indemnified the Indemnitee in respect of such Damages under any indemnification provision of this Agreement, Purchaser must notify Seller and pay to Seller the lesser of (i) the amount previously paid by Seller with respect to such Damages and (ii) the amount of such payment received, in each case net of any actual costs and expenses incurred in collecting such payment.

(e) The indemnification rights set forth in this ARTICLE 9 shall be the sole and exclusive remedy of the Indemnitees from and after the Closing for any claims for monetary damages arising out of the matters set forth in this Agreement; provided that this Section 9.03(d) shall not be deemed a waiver by any party of any right to specific performance.

Section 9.04 Claims and Procedures.

(a) If, at any time prior to the applicable Expiration Date, Purchaser determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this ARTICLE 9, whether a direct claim by such Indemnitee on account of any Damages or in connection with a Third-Party Claim, Purchaser may deliver to Seller a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 9.04 an “Officer’s Claim Certificate”):

(i) stating that an Indemnitee has a claim for indemnification pursuant to this ARTICLE 9;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the material facts known to the Indemnitee giving rise to such claim.

No delay in providing such Officer’s Claim Certificate prior to the relevant Expiration Date (or any update or amendment thereto to reflect any Damages that such Indemnitee shall have incurred or suffered in respect of such claim after the date of such Officer’s Claim Certificate or after the Expiration Date) shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) Seller is actually and materially prejudiced thereby.

(b) If Seller in good faith objects to any claim made by Purchaser in any Officer’s Claim Certificate, then Seller shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser during the 30-day period commencing upon receipt by Seller of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser in the Officer’s Claim Certificate. If Seller does not deliver a Claim Dispute Notice to Purchaser prior to the expiration of such 30-day period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Purchaser’s favor for purposes of this ARTICLE 9 on the terms set forth in the Officer’s Claim Certificate.

(c) If Seller delivers a Claim Dispute Notice, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised by Seller in such Claim Dispute Notice. If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties.

(d) If no such resolution can be reached during the 45-day period following Purchaser’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Section 11.06, Section 11.07 and Section 11.08. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be non-appealable, binding and conclusive upon Purchaser and Seller. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 9.05 No Contribution. Seller shall not have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Group Company or any of its Representative in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with any Transaction Document.

Section 9.06 Defense of Third-Party Claims.

(a) Except as otherwise provided ARTICLE 9, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against a Group Company, against Purchaser or against any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this ARTICLE 9 (each, a “Third-Party Claim”), Purchaser shall provide prompt notice of such Third-Party Claim to Seller, which notice describes in reasonable detail such Third-Party Claim and includes copies of all material written correspondence received by such party in connection therewith; provided that the failure to provide such notice shall not affect Seller’s obligations under this ARTICLE 9; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this ARTICLE 9 (except to the extent such failure actually and materially prejudices the defense of such Proceeding). Seller shall have the right in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim so long as each of the following conditions are, and continue to be, satisfied: (i) the claim does not seek an injunction or other equitable relief on the Indemnitee; (ii) the claim does not involve criminal allegations or a claim by a Governmental Authority that is material to the Indemnitees taken as a whole; (iii) Seller admits that such Third-Party Claim is indemnifiable pursuant to this ARTICLE 9; (iv) Seller assumes the defense of such Third-Party Claim within thirty (30) days of its receipt of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; and (v) the claim is not one in which there are legal defenses available to the Indemnitees which are materially inconsistent with those available to Seller. If Seller assumes the defense of such Third-Party Claim, (A) Purchaser shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) Seller shall keep the Indemnitee reasonably apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.

(b) If Seller has not assumed the defense of a Third-Party Claim, Seller shall (i) have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnitee; and (ii) make available to Purchaser any documents and materials in its possession or control reasonably requested by Purchaser that may be necessary to the defense of such Third-Party Claim, to the extent that receipt of such documents does not affect any privilege relating to Seller or any of its Affiliates.

(c) Whether or not Seller shall have assumed the defense of a Third-Party Claim, neither Party shall admit to any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third-Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other Party; provided that Purchaser shall have no obligation to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (i) is for only money damages, and (ii) includes, as a condition thereof, an express, unconditional release of the relevant Indemnitees from any liability or obligation with respect to such Third-Party Claim.

Section 9.07 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 9.08 Characterization of Payments. Any indemnity payments made pursuant to ARTICLE 9 shall constitute an adjustment of the Aggregate Consideration paid by Purchaser pursuant to ARTICLE 2 for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 9.09 Default Interest. In the event Seller fails to pay the amount of any claim for indemnification under this ARTICLE 9 within seven (7) days after the conclusive resolution thereof in accordance with Section 9.04, Seller shall be obligated to pay to the relevant Indemnitees in respect of such claim default interest on the unpaid amount, from the day following the end of such seven (7) day period up to the date upon which such amount is fully paid, at the rate of six percent (6%) per annum calculated on the basis of a year of 365 days and the actual number of days elapsed.

Section 9.10 Measure of Damages. It is understood and agreed that, for purposes of this ARTICLE 9, if Company (directly or by virtue of its ownership of any Group Company) suffers, incurs or otherwise becomes subject to any Damages (the “Company Damages”) as a result of or in connection with any inaccuracy in or breach of any representation, warranty, indemnity, covenant or obligation by any of the Seller Related Parties herein or any claim for indemnification that is made pursuant to Section 9.02(d), then Purchaser shall also be deemed, without duplication of recovery and by virtue of its ownership of the Sale Shares, to have incurred, suffered or be subject to the an amount of Damages equal to the Company Damages multiplied by the percentage of Sale Shares held by Purchaser in the total outstanding Shares a result of and in connection with such inaccuracy or breach.

Section 9.11 Set-Off and Retention of Post-Closing Payment. The amount to be paid by Seller to satisfy any claim for indemnification under this ARTICLE 9 as finally determined in accordance with Section 9.04 may be set off against payment of any Deferred Amount or Exit Event Payment (each a “Post-Closing Payment”) that becomes due after the final resolution of such claim.

Section 9.12 After Tax Basis. For purposes of this ARTICLE 9, all Damages of the Indemnitees and all sums payable under or in connection with this ARTICLE 9 shall be calculated on an after-Tax basis. For the purposes of this Section 9.11, “after-Tax basis” means that to the extent that any Damages result in any change or adjustment in the amount of Taxes on the Person incurring such Damages, or any indemnity payment is subject to a deduction or withholding, required by law in respect of Tax, such payment shall be adjusted, as applicable so as to ensure that, after taking into account: (i) the Tax chargeable on such amount (including on the increased amount); and (ii) any Tax credit, repayment or other Tax benefit which is available to the Person incurring such Damages or the recipient of such payment solely as a result of the matter giving rise to such Damages or payment or as a result of receiving the payment, such that the Person incurring such Damages or recipient of the indemnity payment is in the same position as it would have been in had no such change, adjustment, deduction or withholding been required.

ARTICLE 10.

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Parties;

(b) by Seller, by giving written notice of such termination to the other Party, if Purchaser fail to make the Signing Payment Amount, Pre-Closing Payment Amount or Closing Date Payment Amount in accordance with this Agreement;

(c) by Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date falling on the sixth (6th) calendar month after the Kick-Off Date; provided that Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in any Transaction Document to which it is a party;

(d) by either Purchaser or Seller, by giving written notice of such termination to the other Party, if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order, injunction, judgment, decree, ruling, writ, assessment or arbitration award or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, injunction, judgment, decree, ruling, writ, assessment or arbitration award or other action shall have become final and non-appealable;

(e) (i) by Seller, if Seller is not then in material breach of its obligations under any Transaction Document and Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Document to which it is a party and such breach or failure to perform (A) cannot be or has not been cured within 30 days following delivery to Purchaser of written notice of such breach or failure to perform and (B) has not been waived by Seller; or (ii) by Purchaser, if Purchaser is not then in material breach of its obligations under any Transaction Document and Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Document to which it is a party and such breach or failure to perform (A) cannot be or has not been cured within 30 days following delivery to Seller of written notice of such breach or failure to perform and (B) has not been waived by Purchaser; or

(f) by Purchaser at any time prior to the occurrence of the Pre-Closing Date or the Closing Date.

Section 10.02 Effect of Termination. In the event this Agreement is terminated by either Purchaser or Seller, as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 2.01(d), Section 2.02(c), Section 2.09, this ARTICLE 10 and ARTICLE 11 and any other provision of this Agreement, which by its terms, explicitly survives termination of this Agreement), and there shall be no liability on the part of Purchaser (or any of its Affiliates, including any Financing Source or its Representatives or Affiliates) or Seller (or any of its Affiliates or their respective Representatives) to one another following such termination, except (but subject always to Section 9.03 with respect to Seller’s liability and Section 10.03 in respect of Purchaser’s liability) for willful breaches of this Agreement prior to the time of such termination.

Section 10.03 Purchaser Liability Limitation.

(a) Prior to the Pre-Closing, the liability of Purchaser, its Indemnitees and any of its Financing Sources for any breaches or claims (whether or not based on fraud or willful misconduct of Purchaser or its Affiliates or any of their respective Representatives) in connection with the Transaction Documents prior to Closing (including in connection with its failure to proceed to Closing or in respect of the exercise of its termination rights under Section 10.01 (“Purchaser Failure”), notwithstanding anything else herein or in the Transaction Documents to the contrary, shall not exceed the Signing Payment Amount in the aggregate for all such claims. Upon payment of the Signing Payment Amount on the Signing Payment Date, Purchaser, its Indemnitees and all of its Financing Sources shall have no further liability for any breaches or claims in connection with a Purchaser Failure prior to the Pre-Closing.

(b) Prior to the Pre-Closing, receipt of the Signing Payment Amount shall be the sole and exclusive remedy of the Seller Related Parties against Purchaser and any of its Indemnitees and any of the Financing Sources, whether past, present or future, for any Damages that may be suffered or incurred by the Seller Related Parties for any claims under the Transaction Documents in connection with a Purchaser Failure and there shall be no further claim for damages, or any further right to specific performance or other equitable remedy (whether in contract or in tort, in law or in equity, or granted by statute), against Purchaser or any of its Indemnitees or any of the Financing Sources, and each of the Seller Related Parties hereby releases and waives all such claims against Purchaser and any of its Indemnitees and any of its Financing Sources (whether in contract or in tort, in law or in equity, or granted by statute).

(c) From and after the Pre-Closing, the liability of Purchaser, its Indemnitees and any of its Financing Sources for any breaches or claims (whether or not based on fraud or willful misconduct of Purchaser or its Affiliates or any of their respective Representatives) in connection with the Transaction Documents prior to Closing (including in connection with any Purchaser Failure), notwithstanding anything else herein or in the Transaction Documents to the contrary, shall not exceed an amount equal to the Aggregate Consideration already paid in the aggregate for all such claims (in addition to forfeiture of the Aggregate Consideration already paid and the return of the Sale Shares pursuant to Section 10.03(d) below).

(d) Notwithstanding anything to the contrary herein, in the event that Purchaser fails to make any payment in accordance with this Agreement, all payments that have previously been made by or on behalf of Purchaser shall not be refunded by Seller. Upon such failure to make payment, or any termination of this Agreement pursuant to Section 10.01 without the Closing being consummated, Purchaser shall transfer (or cause HoldCo to transfer) to Seller all Sale Shares previously transferred to Purchaser (or HoldCo) for no consideration free and clear of all Liens within five (5) Business Days of such failure.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission with confirmed delivery if sent by email before 5:00 p.m. (local time of the recipient) on a Business Day, otherwise on the next Business Day, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

Joffre Palace Holdings Limited

PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Attention: Board of Directors

Email: info@joffrecap.com

if to Seller (or the Company prior to Closing), to:

988 Zhongkai Road, Songjiang District,

Shanghai, China 200160

Attention: Zhang Qiansheng; Cai Guangliang

Email: zhangqiansheng@ztgame.com; caiguangliang@ztgame.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 11.02 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of any Transaction Document were not performed in accordance with the terms hereof by any Party and that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the Transaction Documents or to enforce specifically the performance of the terms and provisions of the Transaction Documents in addition to any other remedy to which it is entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) Notwithstanding anything herein to the contrary, Section 11.02, Section 11.05, Section 11.06, Section 11.07, Section 11.08 and this Section 11.03 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 11.02, Section 11.05, Section 11.06, Section 11.07, Section 11.08 and this Section 11.03) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to any Financing Source without the prior written consent of each such Financing Source.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated thereby, shall be paid by the Party incurring such cost or expense.

Section 11.05 Binding Effect; Benefit; Assignment; Nonparty Affiliates; Financing Sources.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Section 10.03, ARTICLE 9, Section 11.02, Section 11.03, Section 11.06, Section 11.07, Section 11.08 and this Section 11.05 which is intended to benefit the Indemnitees, the Nonparty Affiliates and the Financing Sources, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided, that for the avoidance of doubt and notwithstanding anything to the contrary herein, Section 10.03, ARTICLE 9, Section 11.02, Section 11.03, Section 11.06, Section 11.07, Section 11.08 and this Section 11.05 are intended to be for the benefit of, and shall be enforceable by, the Indemnitees, Nonparty Affiliates and the Financing Sources, who shall be express third-party beneficiaries of such Sections.

(b) Subject to Section 11.05(a), notwithstanding anything that may be expressed or implied in this Agreement, any other Transaction Document or any document, certificate or instrument delivered in connection herewith or otherwise, each Party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that all rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any other Transaction Documents or the transactions contemplated hereunder or thereunder, (ii) the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or any other Transaction Documents, (iii) any breach or violation of this Agreement or any other Transaction Documents, or (iv) the failure of the transactions contemplated hereunder or by any other Transaction Documents, to be consummated, in each case may be made only against (and are those solely of) the persons that are identified as parties hereto or thereto, as applicable. In furtherance and not in limitation of the foregoing, each Party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or any other Transaction Documents or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other such person and no other such person shall have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil or any other theory or doctrine) for any losses, damages, claims, causes of action, obligations or liabilities of any nature whatsoever arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv, it being expressly agreed and acknowledged that no personal liability or losses, damages, claims, causes of action, obligations or liabilities whatsoever shall attach to, be imposed on or otherwise be incurred by any current, former or future Representative or Affiliate of any Party, or any current, former or future shareholder, equity holder, member, partner, manager, Representative or Affiliate of any of the foregoing, including any Financing Source (collectively, “Nonparty Affiliates”), through Purchaser, Seller or any of the Group Companies or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Party, as applicable, by the enforcement of any assessment or by any legal or equitable Proceedings, by virtue of any law, or otherwise and, to the maximum extent permitted by Applicable Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates, except for (i) claims of fraud, and (ii) claims any party thereto may assert against any Financing Source in accordance with the Financing Arrangements entered into with such Financing Source.

(c) Notwithstanding anything to the contrary contained in this Agreement, other than pursuant to any Financing Arrangements with respect to any party thereto, (i) neither any Party nor any of their respective Subsidiaries, Affiliates or Representatives shall have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including (other than with respect to any party thereto) any dispute arising out of or relating in any way to any Financing Arrangements, whether at law or equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective Subsidiaries, Affiliates or Representatives for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including (other than with respect to any party thereto) any dispute arising out of or relating in any way to any Financing Arrangements, whether at law or equity, in contract, in tort or otherwise.

(d) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party.

(e) The Parties acknowledge that Purchaser may designate an indirect wholly owned Subsidiary of Purchaser satisfactory to Seller (“HoldCo”) for the purpose of receiving the Sale Shares on behalf of Purchaser pursuant to this Agreement. In the event that such designation is made, any Sale Shares transferred to HoldCo pursuant to such designation shall be deemed transferred to Purchaser pursuant to this Agreement.

Section 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.07 Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Financing Source under this Agreement or the Financing Arrangements, including, but not limited to, any dispute arising out of or relating in any way to the Financing Arrangements or the performance thereof, in any forum other than exclusively the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof) with respect to any Proceeding against any Financing Source in connection with this Agreement and the Financing Arrangements and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (and hereby submits itself to such exclusive jurisdiction thereof), and hereby agrees that it will not bring or support any such Proceeding in any other forum.

Section 11.08 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTION, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY(INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE IN CONNECTION WITH ANY FINANCING ARRANGEMENT).

Section 11.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.10 Entire Agreement. This Agreement and the other Transaction Documents constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12 Payment. All amounts payable under this Agreement shall be paid in U.S. dollars in immediately available funds to the account designated by the recipient in writing, without any set-off or counterclaim other than as set out in this Agreement.

Section 11.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PURCHASER: JOFFRE PALACE HOLDINGS LIMITED

By:	/s/ James F. Lu
Name: James F. Lu
Title: Director

SELLER: PLAYTIKA HOLDING UK II LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Authorized Signatory